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                                                                    Exhibit 23.2


                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Post Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-75040) and related Prospectus of ANADIGICS, Inc. for the registration of $66,700,000 of its 5% Convertible Senior Notes Due November 15, 2006 and 3,176,187 shares of its common stock and to the incorporation by reference therein of our report dated January 29, 2002 with respect to the consolidated financial statements and schedule of ANADIGICS, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                              /s/ Ernst & Young LLP


MetroPark, New Jersey
November 6, 2002